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                                                                    EXHIBIT 99.1

                              FOR IMMEDIATE RELEASE


                  SBS TECHNOLOGIES ANNOUNCES THE APPOINTMENT OF
                  RICHARD SZAFRANSKI TO ITS BOARD OF DIRECTORS


ALBUQUERQUE, NEW MEXICO (January 9, 2003) - SBS Technologies(R) (NASDAQ: SBSE), a leading designer and manufacturer of embedded computer solutions for the government, commercial, and communications infrastructure markets, today indicated that it is appointing Richard Szafranski to its Board of Directors effective January 10, 2003.

"The appointment of Dick Szafranski to our Board of Directors brings to SBS a tremendous insight into the domestic military and homeland security industries as well as excellent acumen in strategic planning and execution. Dick has worked with SBS and several of our Board members over an extended period of time in several different venues and has already contributed to our success. His joining our Board should bode well for the future of our Government and other businesses," said Christopher J. Amenson, Chairman and Chief Executive Officer of SBS.

"I am delighted to become a part of the strong leadership team at SBS. I look forward to applying my experience and abilities to maximize the success of the company," said Dick Szafranski.

Mr. Szafranski is the managing director of and a partner in Toffler Associates(R). Toffler Associates is the strategic planning and business advisory firm created by Alvin and Heidi Toffler. Toffler Associates helps organizations create their future by capitalizing on the opportunities that arise in the transition to a knowledge-based economy.

Mr. Szafranski retired from active service in the United States Air Force as a colonel in July 1996. In his last assignment he was the National Military Strategy Chair at the Air War College, Maxwell AFB, Alabama and the study director for Air Force 2025, an inquiry into the capabilities required for air, space, and information power in the next century. While serving, Colonel Szafranski's duties included staff positions in the headquarters of Strategic Air Command, United States Space Command, North American Aerospace Defense Command, and Air Force Space Command. He commanded B-52 units at the squadron and wing level, including assignment as commander of the 7th Bomb Wing, Carswell AFB, Texas, from 1991 to 1993. He was also the base commander of Peterson AFB, Colorado. Colonel Szafranski was designated a Joint Specialty Officer in 1989. He is a graduate of Air Command and Staff College and was the top graduate of his Air War College class.

Dick Szafranski has lectured at the USAF Air Command and Staff College School of Advanced Airpower Studies, the USMC School for Advanced Warfighting, the Air War College, the USMC Command and Staff College, the U. S. Department of State's Senior Seminar, the Canadian Forces Staff College, and the Carnegie Endowment for International Peace.

Dick is a member of the International Institute of Strategic Studies and a recipient of the US Air Force Association National Medal of Merit. His military decorations included the Defense Superior Service Medal and the Legion of Merit with oak leaf cluster. He serves on the Board of Reviewers for the Aerospace Power Journal, the professional journal of the United States Air Force.

Dick received his Bachelor of Arts degree from Florida State University, and a Master of Arts from Central Michigan University.




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ABOUT SBS TECHNOLOGIES, INC.

SBS Technologies, Inc. (Nasdaq: SBSE), founded in 1986, designs and builds open architecture embedded computer products that enable original equipment manufacturers to serve the commercial, government and communications infrastructure markets. SBS products are integrated into a variety of applications, including communications networking, medical imaging, industrial automation, and military systems. The portfolio includes an extensive line of CPU boards, computer interconnections, avionics, telemetry, and fully integrated systems and enclosures. Headquartered in Albuquerque, New Mexico, SBS maintains eight primary operating locations, has regional sales offices throughout the United States and has international sales offices in four countries. More information on SBS is available at www.sbs.com.


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Contact:
Jennifer D. Wade
SBS Technologies, Inc.
Tel: (505) 875-0600
Fax: (505) 875-0404
jwade@sbs.com